CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statements of Ethyl Corporation on Form S-8 (File Nos. 33-44990, 33-50368, 33-50366 and 33-31899) of our report dated February 21, 1995, on our audits of the consolidated financial statements of Ethyl Corporation and Subsidiaries as of December 31, 1994 and 1993, and for the years ended December 31, 1994, 1993 and 1992, appearing on page 46 of the Ethyl Corporation 1994 Annual Report to Shareholders, which report is incorporated by reference in this Annual Report on Form 10-K.


                                        COOPERS & LYBRAND L.L.P.

Richmond, Virginia
March 30, 1995